Exhibit 21.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Management, L.C. (incorporated in Florida)

United Property and Casualty Insurance Company (incorporated in Florida)

Skyway Claims Services, LLC (incorporated in Florida)

UPC Re (incorporated in the Cayman Islands)